Room 4561
						April 12, 2006



Mr. Edward J. Borey
President and Chief Executive Officer
Watchguard Technologies, Inc.
505 Fifth Avenue South
Suite 500
Seattle, WA  98104-3892

Re:	Watchguard Technologies, Inc.
	Form 10-K for Fiscal Year Ended December 31, 2004
	Filed March 31, 2005
	Form 10-Q for Fiscal Quarter Ended September 30, 2005
	Filed November 9, 2005
	Form 8-K filed August 3, 2005
	Form 8-K filed November 3, 2005
	File No. 000-26819

Dear Mr. Borey:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Sincerely,



      Kathleen Collins
							Accounting Branch Chief
Mr. Edward J. Borey
Watchguard Technologies, Inc.
February 17, 2006
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